SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:
|X| Preliminary Information Statement
|_| Confidential, for use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
|_| Definitive Information Statement


                            INFORMEDIX HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:___________________________

      (2) Aggregate number of securities to which transaction applies:__________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:________________________

      (4) Proposed maximum aggregate value of transaction:_____________________

      (5) Total fee paid:__________________

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:$______________

      (2)   Form, Schedule or Registration Statement No.: _________________

      (3)   Filing Party: _________________

      (4)   Date Filed: __________________

                            InforMedix HOLDINGS, Inc.
                                Georgetowne Park
                               5880 Hubbard Drive
                            Rockville, MD 20852-4821


                                   ----------

                              INFORMATION STATEMENT

                                   ----------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


      On January 21, 2004, the Board of Directors of InforMedix Holdings, Inc. (the "Company") unanimously approved the amendment of the Company's Articles of Incorporation to increase the number of shares of authorized common stock, par value $.00l per share (the "Common Stock"), from 20,000,000 to 80,000,000 shares.

      THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES TO NOTIFY THE COMPANY'S STOCKHOLDERS OF ANTICIPATED EVENTS WHICH WILL RESULT IN AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION ON FEBRUARY __, 2004, TO PROVIDE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND NOT IN CONNECTION WITH A VOTE OF THE COMPANY'S STOCKHOLDERS.

      The By-laws of the Company, in accordance with Nevada law, permit stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Nevada law then requires prompt notice to those stockholders who did not consent in writing. By written action taken as of January 27, 2004, the Company's officers and directors, who hold approximately 12.8% of the outstanding shares of the Company's Common Stock, and other principal stockholders, who collectively own approximately 38.0% of the outstanding shares of the Company's Common Stock consented to the foregoing corporate action as well as to the execution and filing of all necessary documentation to evidence and effectuate the increase in the number of shares of authorized Common Stock. The Company had 16,585,780 shares of Common Stock outstanding as of January 27, 2004. Each share of Common Stock has one vote. This Information Statement is provided to stockholders of record as of February 6, 2004.

      The date of this Information Statement is ___________ __, 2004.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information known to us with respect to the beneficial ownership of 16,585,780 shares of our common stock outstanding, as of January 27, 2004 by:

o Each person known by us to beneficially own 5% or more of our common stock,
o     Each of our executive officers and directors, and
o     All of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

      Except as otherwise indicated in the notes to the following table,


o We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

o The address for each beneficial owner listed in the table, except where otherwise noted, is c/o InforMedix, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821.

                                                               Amount and
                                                                 Nature of                Percentage of Shares
Name of Stockholder                                         Beneficial Ownership         Beneficially Owned (1)
-------------------                                         --------------------         ----------------------
Bruce A. Kehr.........................................          2,174,035 (2)                     12.8%
Janet Campbell........................................            485,868 (3)                      2.9%
Arthur T. Healey......................................            150,900 (4)                         *
P. Michael Gavin......................................             93,077 (5)                         *
Rhonda B. Friedman....................................             81,164 (6)                         *
Harris Kaplan.........................................            140,370 (7)                         *
Bert W. Wasserman.....................................            169,240 (7)                        1%
Douglas G. Watson.....................................             47,740 (7)                         *
Irving G. Snyder, Jr..................................          2,783,800 (8)                     15.2%
P.O. Box 367 45.32 State Road 14 Stevenson, WA 98684
All executive officers and directors .................          3,342,394                         18.9%
     as a group (8 persons )

* Less than 1% of the issued and outstanding shares.
----------

(1)   Does not include  shares of Common  Stock  currently  issuable  upon:  (i)
      exercise of 200,000 Common Stock Purchase  Warrants,  to purchase  400,000 shares at $2.50 per share which had been issued in connection with the initial public offering by Hunapu, Inc., prior to its merger with InforMedix; (ii) exercise of warrants to purchase an aggregate of 1,467,500 shares of Common Stock issued in connection with loans to the Company; (iii) exercise of 1,250,000 stock options outstanding under the Company's 2003 Stock Incentive Plan, of which 287,500 of these options are vested and 575,000 options will vest one-half on each of December 31, 2004 and 2005; (iv) exercise of 607,525 options granted outside of the Company's plan; (v) exercise of common stock purchase warrants to purchase 800,000 shares issued in connection with the Company's $400,000 Bridge Financing and an additional 240,000 placement agent warrants, and (vi) 7,546,643 A Warrants to purchase 7,546,643 hares of Common Stock; B Warrants to purchase 3,773,322 shares of Common Stock and placement agent warrants to purchase an aggregate of 5,565,137 shares of Common Stock issued in the Offering.

(2) Includes 299,088 shares issuable upon exercise of presently exercisable stock options and 88,338 shares issuable upon exercise of warrants to be issued in exchange for accrued and unpaid compensation. Does not include up to 200,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(3) Includes 384,634 shares issuable upon exercise of presently exercisable warrants and stock options. Does not include 200,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(4) Includes 110,900 shares issuable upon exercise of presently exercisable warrants and stock options. Does not include 75,000 shares of Common Stock issuable upon exercise of options not currently exercisable, and 20,464 shares held by BioMedical Development Corp., a company of which Mr. Healey is a 27% owner.

(5) Includes 90,403 shares issuable upon exercise of presently exercisable warrants and options. Does not include 100,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(6) Includes 15,000 shares of Common Stock issuable upon exercise of presently exercisable options.

(7) Includes 25,000 shares of Common Stock issuable upon exercise of presently exercisable options.

(8) Irving Snyder, Jr. has advised the Company that he currently beneficially owns replacement warrants to purchase 250,000 shares of Common Stock, exercisable at $1.50 per share, which were issued in connection with his April 2003 Bridge loan to the Company. As per his October 2003 restructuring of the loan he purchased $375,000 of units, or an aggregate of 7.5 units consisting of 1,013,520 shares of Common Stock and 1,520,280 shares issuable upon exercise of Class A and Class B Warrants included in Units, plus the 250,000 replacement warrants currently owned, or an aggregate of 2,783,800 shares of Common Stock.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION

INCREASE OF THE AUTHORIZED SHARES OF COMMON STOCK FROM 20 MILLION TO 80 MILLION SHARES OF COMMON STOCK

      The Company's authorized capital stock currently consists of 20,000,000 shares of Common Stock and 4,500,000 shares of preferred stock, par value $.00l per share (the "Preferred Stock"), none of which was outstanding as of the date hereof. As of January 27, 2004, an aggregate of 37,646,307 shares of Common Stock were issued or reserved for issuance, as follows: 16,585,780 shares of Common Stock were outstanding; 1,250,000 shares of Common Stock were reserved for issuance under the 2003 Stock Incentive Plan (of which 862,500 options were outstanding) 607,525 stock options granted outside of the Company's plan; 1,040,000 shares of Common Stock are issuable upon exercise of bridge warrants issued in our August-September 2003 bridge financing; 7,546,643 shares of Common Stock are issuable upon exercise of Class A Warrants issued in December 2003 and January 2004 in our private placement which is continuing and in lieu of compensation; 3,773,322 shares of Common Stock are issuable upon exercise of Class B Warrants issued in our private placement and in lieu of compensation; 5,565,137 shares of Common Stock are issuable upon full exercise of our Placement Agent's Warrants issued in our private placement and 1,467,500 shares are issuable upon exercise of other outstanding warrants. If the private placement is fully subscribed, of which there is no assurance, up to approximately an additional 19,807,433 shares of Common Stock would be issuable upon full exercise of the Units being offered. Although not all of the Company's convertible or exercisable securities are currently convertible or exercisable, prior to there being an effective registration statement concerning the issuance of the underlying Common Stock, no Common Stock is available for issuance. In addition, until such time as the Company's Articles of Incorporation are amended to increase the number of shares of Common Stock from 20 million to 80 million, the purchasers of warrants in the private placement and the holders of outstanding options and warrants will not be able to exercise their options and warrants and the holders of convertible notes will not be able to convert their notes. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

      The additional Common Stock would also provide needed flexibility to meet future capital requirements and to take advantage of propitious market conditions and acquisition opportunities. Additional shares would be available for issuance for these and other purposes, which include employee benefit programs, at the discretion of the Board of Directors of the Company without the delays and expenses ordinarily attendant upon obtaining further stockholder approval. To the extent required by Nevada law or under any exchange regulations, stockholder approval will be solicited in connection with certain issuances of stock. The Board of Directors has no present plans to authorize a stock split or to enter into any acquisition agreement or any other transaction involving the issuance of Common Stock. However, in order to meet the listing requirements for the Nasdaq Stock Market, or any other stock exchange, the Company may be required to effect a reverse stock split of the Common Stock. Under Nevada law, a reverse stock split may be effected by the Board of Directors without shareholder approval under certain circumstances.

CERTAIN EFFECTS OF AUTHORIZATION OF INCREASE OF AUTHORIZED SHARES OF COMMON STOCK ON HOLDERS OF OUTSTANDING COMMON STOCK

      The general effect of the authorization and issuance of additional Common Stock, to the extent that dividends may be paid thereon, would be to reduce the amount otherwise available for payment of dividends on the Common Stock currently issued and outstanding, although no dividends have been paid by the Company to date on the Common Stock and there is no present intention to do so in the near future. In the event that any additional Common Stock having limited voting rights are issued, the voting power of the Common Stock would be diluted. To the extent that additional Common Stock may be issued, a dilution of the equity of the outstanding Common Stock could result. Holders of capital stock of the Company have no preemptive rights, and accordingly have no preferential rights to purchase any Common Stock in order to maintain their percentage ownership.

      Although the proposed Amendment to the Articles of Incorporation authorizing an increase in the number of authorized Common Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless, use unissued Common Stock to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of additional Common Stock at below market value would dilute the value of the Company's then outstanding securities.

      The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of additional Common Stock, with the exception of outstanding derivative securities and the Private Placement.

      A copy of the proposed Amendment to the Articles of Incorporation is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.


                                        By order of the
                                        Board of Directors

                                        /s/ Arthur Healey
                                        -----------------------------
                                        Arthur Healey, Secretary

Rockville, Maryland
February __, 2004

                                   APPENDIX A

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                       (Pursuant to NRS 78.385 and 78.390)

1.    The name of the corporation is InforMedix Holdings, Inc.

2.    Article THIRD has been amended to read in its entirety as follows:

            THIRD:The number of shares of common stock the Corporation is authorized to issue is 80,000,000, all of which are of a par value of $.001 each (the "COMMON STOCK"). The number of shares of preferred stock the Corporation is authorized to issue is 4,500,000, all of which are of a par value of $.001 each (the "PREFERRED STOCK"). Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights, and the qualifications, limitations, and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

                  (i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the Board of Directors;

                  (ii) The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any series of Preferred Stock and whether such dividends shall be cumulative or non-cumulative.

                  (iii) The right, if any, of the holders of shares of the same series to convert the same into, or exchange the same for any other class or classes of the Corporation and the terms and conditions of such conversion or exchange;

                  (iv)  Whether  shares  of  the  series  shall  be  subject  to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of any class or classes of stock of the Corporation, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

                  (v) The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Corporation;

                  (vi) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

                  (vii) The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (B) the right to vote as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, on such matters, under such circumstances, and on such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more Directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

                  No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments: 50.7%.



                                         ----------------------------------
                                         Bruce A. Kehr,
                                         Chief Executive Officer